                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            NEW WEST EYEWORKS, INC.
                                       AT

                              $13.00 NET PER SHARE

                                       BY

                              NW ACQUISITION CORP.
                           A WHOLLY-OWNED SUBSIDIARY

                                       OF

                        NATIONAL VISION ASSOCIATES, LTD.
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT EASTERN TIME, ON MONDAY, AUGUST 17, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

     THE BOARD OF DIRECTORS OF NEW WEST EYEWORKS, INC. HAS, BY UNANIMOUS VOTE, APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF NEW WEST EYEWORKS, INC., AND RECOMMENDS THAT THE STOCKHOLDERS OF NEW WEST EYEWORKS, INC. ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST 51% OF THE OUTSTANDING SHARES OF COMMON STOCK OF NEW WEST EYEWORKS, INC. AS DETERMINED IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE OFFER.
                          ---------------------------
                                   IMPORTANT
                          ---------------------------

     Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, $.01 par value per share ("Shares"), should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions set forth therein, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, (a) mail or deliver it, together with the certificates for such Shares and any other required documents to the Depositary or (b) tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.
                 ---------------------------------------------
                      The Dealer Manager for the Offer is:

                              SCHRODER & CO. INC.
                 ---------------------------------------------

July 20, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION.................................................    3
THE TENDER OFFER.............................................    4
1.   Terms of the Offer......................................    4
2.   Procedure for Tendering Shares..........................    6
3.   Withdrawal Rights.......................................    9
4.   Acceptance for Payment and Payment......................    9
5.   Certain Federal Income Tax Consequences.................   10
6.   Price Range of the Shares...............................   11
7.   Effect of the Offer on the Market for the Shares, Stock
     Quotation and Exchange Act Registration.................   12
8.   Certain Information Concerning the Company..............   13
9.   Certain Information Concerning the Purchaser and
     Parent..................................................   15
10.  Source and Amount of Funds..............................   17
11.  Contacts with the Company; Background of the Offer......   17
12.  Purpose of the Offer; Plans for the Company; the Merger
     Agreement; and the Commitment Agreements................   19
13.  Certain Conditions of the Offer.........................   27
14.  Certain Legal Matters...................................   29
15.  Fees and Expenses.......................................   30
16.  Miscellaneous...........................................   31
SCHEDULE I -- Directors and Executive Officers...............  S-1
SCHEDULE II -- Section 262 (Appraisal Rights Provision) of
  the Delaware General Corporation Law.......................  S-3

To the Holders of Common Stock of
  NEW WEST EYEWORKS, INC.:

                                  INTRODUCTION

     NW Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of National Vision Associates, Ltd., a Georgia corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of New West Eyeworks, Inc., a Delaware corporation (the "Company"), at $13.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Wachovia Bank, N.A., which is acting as the Depositary (the "Depositary") and Paying Agent ("Paying Agent") for the Offer, Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent") for the Offer, and Schroder & Co. Inc., which is acting as Dealer Manager (the "Dealer Manager") incurred in connection with the Offer. See
Section 15.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS, BY UNANIMOUS VOTE, APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     EVEREN Securities, Inc., the Company's financial advisor, has delivered to the Board of Directors of the Company its written opinion to the effect that the cash consideration to be received by the holders of Shares in each of the Offer and the Merger is fair, from a financial point of view, to the stockholders of the Company as of the date of delivery of such opinion. Such opinion is set forth in full as exhibits to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith.

     The offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) that number of Shares (the "Minimum Number of Shares") that would represent at least 51% of the outstanding Shares as determined immediately prior to the consummation of the Offer (the "Minimum Tender Condition"). The Purchaser reserves the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), which it presently has no intention of exercising, to waive the Minimum Tender Condition and to elect to purchase, pursuant to the Offer, fewer than the Minimum Number of Shares. See Sections 1 and 13.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 13, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held in the Company's treasury or by any subsidiary of the Company, Shares owned by Parent, the Purchaser or any other subsidiary of Parent, or Shares held by any stockholders who are entitled to (and who properly do) exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"). See Section 12.

     The Merger is subject to a number of conditions, including approval by the stockholders of the Company, if such approval is required by applicable law. See
Section 12.

     The Company has informed the Purchaser that, as of July 13, 1998, there were (a) 4,887,436 Shares issued and outstanding and (b) 292,500 Shares reserved for issuance upon the exercise of outstanding Stock Options (as defined herein), 156,563 Shares reserved for issuance upon the exercise of outstanding warrants

("Company Warrants"), 471,429 Shares reserved for issuance upon conversion of 3,960 shares of issued and outstanding Series A Convertible 6% Cumulative Preferred Stock, par value $1,000 per share, and 178,571 Shares reserved for issuance upon conversion of 1,500 shares of issued and outstanding Series B Convertible 6% Cumulative Preferred Stock, par value $1,000 per share (collectively, the "Convertible Preferred Stock"). Based upon the foregoing, and assuming that, as required pursuant to the Merger Agreement, all shares of Convertible Preferred Stock and Company Warrants will be converted into Shares, the Purchaser believes that approximately 2,847,000 Shares constitutes 51% of the outstanding Shares. Accordingly, based upon the foregoing assumptions the Minimum Tender Condition will be satisfied if at least 2,847,000 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

     In connection with the execution of the Merger Agreement, on July 13, 1998 Parent entered into a Stock Tender Agreement (the "Tender Agreement") with certain holders of Shares (collectively, the "Committed Stockholders"), pursuant to which each Committed Stockholder has agreed, among other things, to (a) tender in the Offer and not withdraw all Shares owned or controlled by such Committed Stockholder (the "Committed Stockholders Outstanding Shares") and (b) vote all Shares owned or controlled by such Committed Stockholder in favor of the Merger and against any action that would reasonably be expected to impede the Offer or the Merger. As of July 13, 1998, the Committed Stockholders Shares represented in the aggregate 1,675,410 Shares, or approximately 34% of the outstanding Shares. Certain of the Committed Stockholders have also entered into letter agreements with Parent (which, together with the Tender Agreement, are referred to as the "Commitment Agreements") pursuant to which they have agreed to convert all of the shares of Convertible Preferred Stock owned or controlled by them into Shares and to exercise all of the Company Warrants owned or controlled by them for Shares, and to tender all of such Shares in the Offer. As of July 13, 1998, such committed number of Shares issuable upon such conversions and exercises represented, in the aggregate, 621,429 Shares, which together with the Committed Stockholder Outstanding Shares would equal approximately 40.3% of the then outstanding Shares, assuming the conversion of all the Convertible Preferred Stock and the exercise of all the Company Warrants.

     The Merger Agreement and the Commitment Agreements are more fully described in Section 12. Certain Federal income tax consequences of a sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

                                THE TENDER OFFER

1.   TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, Eastern Time, on Monday, August 17, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expects that it will be necessary to extend the Offer beyond the August 17, 1998 date set as the initial Expiration Date in order to permit adequate time for Parent to obtain the financing required in order to provide funds for the Purchaser to consummate the Offer and the Merger. See Section 10.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and
(b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 A.M., Eastern Time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer. In addition, as discussed below, the Merger Agreement contains provisions that limit the Purchaser's ability to extend the Offer or delay payment for Shares accepted for payment.

     In the Merger Agreement, the Purchaser has agreed that it will not, without the consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (a) for a period of not more than 20 business days beyond the date on which the Offer would otherwise expire if on the date of such extension any of the conditions to Purchaser's obligation to purchase Shares shall not be satisfied, until such time as such conditions are satisfied or waived (other than an extension in order to obtain financing as contemplated by the Financing Condition (as described in the immediately following paragraph) for which an extension may be made only pursuant to clause
(c) of this paragraph), (b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (c) through and including October 14, 1998 solely in order to obtain financing pursuant to the Financing Condition, and (d) for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (a) or (b) of this sentence. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (a) increase the percentage of outstanding Shares required to be tendered pursuant to the Minimum Tender Condition, (b) reduce the number of Shares subject to the Offer, (c) reduce the Offer Price, (d) modify or add to the conditions set forth in Section 13 or (e) change the form of consideration payable in the Offer. The Company, Parent and the Purchaser each have the right to terminate the Merger Agreement if the Purchaser has not purchased Shares pursuant to the Offer by October 15, 1998. In addition, the Merger Agreement is subject to termination as more fully described in Section 12.

     The Purchaser's obligation to accept and pay for Shares tendered pursuant to the Offer is expressly conditioned upon Parent's receipt of funds from a contemplated financing in an amount sufficient to consummate the transactions contemplated by the Merger Agreement (the "Financing Condition"), which required amount is approximately $77 million. Parent has initiated a transaction for the private placement of its high yield debt securities in an amount that would provide sufficient funds to satisfy the Financing Condition and permit the Purchaser to accept and pay for Shares pursuant to the Offer, if that private placement is consummated as expected. If the Purchaser terminates (and does not consummate) the Offer in reliance upon the Financing Condition, then Parent must pay a termination fee to the Company equal to $2.5 million (plus expenses of the Company incurred in connection with the transaction) if such termination is on or before September 30, 1998, or $3.5 million (plus expenses of the Company incurred in connection with the transaction) if such termination occurs thereafter. Certain other conditions to the Purchaser's obligation, which are not related to the Financing Condition, are contained in the Merger Agreement and are discussed in the Offer to Purchase.

     If by 12:00 Midnight, Eastern Time, on the Expiration Date, any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (b) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Tender Condition, the Financing Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") and the other conditions described in Section 13. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Purchaser waives or amends the Minimum Tender Condition during the last five business days during which the Offer is open, the Purchaser will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.   PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either Box B -- "Special Delivery Instructions" or Box C -- "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made (or certificates for Shares not tendered or not accepted for payment are to be issued) to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if ALL the following conditions are met:

     (a)  such tender is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

     (c) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The Nasdaq Stock Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the Financing Condition described in Section 1.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after July 20, 1998. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions therein) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.   WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 14, 1998.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise must comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

4.   ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 13. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of (or payment for) Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     Parent plans to file, and the Company has informed Parent that it intends to file, promptly a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 P.M., Eastern Time, fifteen (15) days after Parent and the Company file such Forms, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 P.M., Eastern Time, on the 10th day after substantial compliance with such request. See Section 14 hereof for additional information concerning the HSR Act and the applicability of antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of (or payment for) Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares pursuant to the Offer (and the receipt of the right to receive cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or to be received pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger).

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year. Under present law, long-term capital gain will be subject to a maximum Federal income tax rate of
(i) 20% if the individual's holding period of the Shares is more than 18 months, or (ii) 28% if the individual's holding period of the Shares is not more than 18 months but more than one year. Long-term capital gains recognized by a tendering corporate stockholder will be taxed at a maximum Federal income tax rate of 35%.

     Legislation has been passed by both houses of Congress which, if enacted into law, will eliminate the 28% maximum Federal income tax rate for long-term capital gains and will reduce the requisite holding period for the 20% maximum Federal income tax rate from more than 18 months to more than one year, effective for capital gains recognized after 1997. No assurance can be made that such legislation will be enacted into law.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct, or properly certifies that it is awaiting a TIN. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.   PRICE RANGE OF THE SHARES

     The Shares are quoted for trading on The Nasdaq SmallCap Stock Market under the symbol "NEWI", which is the principal trading market for the Shares, and are also traded on the Pacific Stock Exchange under the symbol "NWE". The following table sets forth, for each of the periods indicated, the high and low reported closing prices per Share as reported by The Nasdaq SmallCap Stock Market.

                                                                SALES PRICE
                                                                ------------
YEAR                                                            HIGH    LOW
----                                                            ----    ----
1996
  First Quarter.............................................    $ 5 3/4  $ 4
  Second Quarter............................................      6        5
  Third Quarter.............................................      6 3/4    5 1/4
  Fourth Quarter............................................      7 1/2    6
1997
  First Quarter.............................................    $ 7 3/8  $ 5 3/4
  Second Quarter............................................      7 3/8    5 1/4
  Third Quarter.............................................     10        7 1/8
  Fourth Quarter............................................      9 3/4    7 3/8
1998
  First Quarter.............................................     11 3/8    7 7/8
  Second Quarter............................................     11 3/8    9 1/2
  Third Quarter (through July 17, 1998).....................     12 5/16   9 5/8

     On July 13, 1998, the last full day of trading before the public announcement of the Offer and the execution of the Merger Agreement, the reported closing sale price of the Shares on The Nasdaq SmallCap Stock Market was $10.50 per Share. On July 17, 1998, the last full day of trading before the commencement of the Offer, the reported closing sale price of the Shares on The Nasdaq SmallCap Stock Market was $12.25 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK QUOTATION AND EXCHANGE ACT REGISTRATION

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq SmallCap Market, which require that an issuer have at least 500,000 publicly held shares with a market value of $1 million held by at least 300 stockholders holding round lots and having net tangible assets of at least $2 million. If these standards are not met, the Shares might nevertheless be quoted on the so-called OTC Electronic Bulletin Board or included in one of the "local lists". Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of July 13, 1998, there were approximately 25 holders of record of Shares and approximately 4,887,436 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the NASD requirements for continued inclusion in the Nasdaq SmallCap Market, and the Shares are no longer included in the Nasdaq SmallCap Market, the market for such Shares could be adversely affected.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may also no longer meet the requirements of the Pacific Stock Exchange for continued listing and may, therefore, be delisted from such exchange. If the Shares were to be delisted from both such markets, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings (and the related requirement of furnishing an annual report to stockholders), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all exchanges and markets, and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities".

8.   CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information or has been provided by the Company. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, none of the Purchaser, Parent, the Dealer Manager, or the Information Agent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     General. The Company operates 176 full-service retail optical locations throughout 13 states, including 52 vision centers located in Fred Meyer stores. New West operates under the "Vista Optical" brand (11 states) and the "Lee Optical" brand (two states). The Company offers everyday low prices for quality eyewear, contact lenses and the services of independent doctors of optometry. In addition, the Company has an established managed care business, Vista Eyecare Network LLC. The Company is a Delaware corporation with its principal executive offices at 2104 West Southern Avenue, Tempe, Arizona 85282.

     Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company's 1997 Form 10-K and First Quarter Form 10-Q. More comprehensive financial information is included in such report and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                            NEW WEST EYEWORKS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                       FIRST QUARTER ENDED         FISCAL YEAR ENDED(1)
                                                      ---------------------   ------------------------------
                                                      MARCH 28,   MARCH 29,   DEC. 27,   DEC. 28,   DEC. 30,
                                                        1998        1997        1997       1996       1995
                                                      ---------   ---------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)
STATEMENT OF OPERATIONS DATA:
Net Sales...........................................   $13,727     $12,791    $49,212    $43,940    $40,033
Gross Profit........................................     7,089       6,669     24,959     22,221     19,681
Operating income (loss).............................       653         693      1,318      1,048     (1,986)
  Income (loss) before income taxes.................       626         653      1,262        832     (2,025)
  Income tax expense (benefit)(2)...................       216          20       (547)        30         --
                                                       -------     -------    -------    -------    -------
  Net income (loss).................................       410         633      1,809        802     (2,025)
  Dividends accrued on preferred stock..............       (81)        (81)      (324)      (328)      (329)
                                                       -------     -------    -------    -------    -------
  Net income (loss) applicable to common shares.....   $   329     $   552    $ 1,485    $   474    $(2,354)
                                                       =======     =======    =======    =======    =======
INCOME (LOSS) PER COMMON
  SHARES (3):
  Basic and diluted income (loss) per share.........   $  0.07     $  0.13    $  0.31    $  0.13    $ (0.63)
                                                       =======     =======    =======    =======    =======
BALANCE SHEET DATA:
  Total assets......................................   $18,082     $15,774    $16,352    $13,127    $11,734
  Notes payable and capital lease obligations.......     1,197         758        659      3,162        556
  Convertible preferred stock.......................     5,460       5,460      5,460      5,460      5,460

---------------

(1) The Company's fiscal year consists of 52 or 53 weeks ending the last Saturday of the calendar year.

(2) In fiscal 1997, amount includes income tax benefit of $579,000 from reversal of a portion of the valuation allowance applicable to the Company's deferred tax assets. Further information may be obtained from
     Note 7 of Notes to Consolidated Financial Statements of the Company's 10-K for the fiscal year ended December 27, 1997, filed with the Commission.

(3) The Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS128) during the fourth quarter of 1997. Adoption of SFAS128 did not impact previously reported per share amounts except for periods prior to the Company's initial public offering in early 1994 as antidilutive stock options and warrants previously included in the calculation pursuant to then existing guidelines are no longer included under SFAS 128 and other related guidance.

     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the web site that the Commission maintains at http://www.sec.gov. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such information should also be available for inspection at the offices of The Nasdaq Stock Market, Reports Section at 1953 K Street, Washington, D.C. 20006.

9.   CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser. The Purchaser is a Delaware corporation and a wholly-owned subsidiary of Parent. The Purchaser was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser are located at 296 Grayson Highway, Lawrenceville, Georgia 30045.

     Parent. Parent is a Georgia corporation formed in 1990. Parent is principally engaged in the retail sale of eyewear and is currently the nation's fifth largest retail optical company in terms of revenues and locations. Parent's retail operations offer a full line of optical goods including spectacles, contact lenses, prescription and non-prescription sunglasses and a full line of optical accessories. In addition, independent doctors of optometry are available adjacent to store locations. The principal offices of Parent are located at 296 Grayson Highway, Lawrenceville, Georgia 30045.

     Certain Background Information. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, neither the Purchaser, nor Parent (collectively, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (a) there have not been any contacts, transactions or negotiations between any of the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission, and (b) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     During the last five years, none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I (a) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

     Financial Information. Set forth below is a summary of certain consolidated financial data with respect to Parent and its subsidiaries, excerpted or derived from audited financial information presented in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Parent 1997 10-K") or in Parent's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998 (the "Parent First Quarter 10-Q"). The financial information summary set forth below is qualified in its entirety by referenced to the Parent 1997 10-K, Parent First Quarter 10-Q, and the other documents, financial information and related notes contained therein which have been filed with the Commission, which are hereby incorporated herein by reference. Such reports and other documents may be inspected and copies may be obtained from the Commission, or the Nasdaq Stock Market in the manner set forth below under "Available Information".

              PARENT'S SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                                           FIRST QUARTER
                                                                                                               ENDED
                                                               FISCAL YEAR ENDED(5)                    ---------------------
                                              ------------------------------------------------------   MARCH 29,   MARCH 28,
                                                1993     1994(1)    1995(2)    1996(2)     1997(2)       1997        1998
                                              --------   --------   --------   --------   ----------   ---------   ---------
                                                        (000'S EXCEPT PER SHARE INFORMATION AND STATISTICAL DATA)
STATEMENT OF OPERATIONS DATA:
Net Sales...................................  $ 88,340   $119,395   $145,573   $160,376    $186,354     $44,362     $54,408
Cost of Goods sold..........................    41,445     53,898     67,966     76,692      86,363      20,143      24,465
Gross Profit................................    46,895     65,497     77,607     83,684      99,991      24,219      29,943
Gross Profit Percentage.....................        53%        55%        53%        52%         54%       54.6%       55.0%
Selling, General, and Administrative
  Expenses..................................    48,602     63,911     74,390     76,920      89,156      20,971      25,557
Provision for Disposition(3)................     7,727         --        958         --          --          --          --
Other Nonrecurring Charges(3)...............     2,750         --      1,053         --          --          --          --
Stock Compensation Expense(3)...............       834         --         --         --          --          --          --
                                              --------   --------   --------   --------    --------     -------     -------
Operating income (loss).....................   (13,018)     1,586      1,206      6,764      10,835       3,248       4,386
  Other Income (Expense), Net...............       154     (1,195)    (2,626)    (2,084)     (1,554)        488         277
                                              --------   --------   --------   --------    --------     -------     -------
Income (Loss Before Income).................   (12,864)       391     (1,420)     4,680       9,281       2,760       4,109
  Taxes Income Tax Benefit (Expense)........       900        (40)      (100)    (1,200)     (3,708)      1,107       1,657
                                              --------   --------   --------   --------    --------     -------     -------
  Net Income (Loss).........................  $(11,964)  $    351   $ (1,520)  $  3,480    $  5,573     $ 1,653     $ 2,452
                                              ========   ========   ========   ========    ========     =======     =======
Basic Earnings (Loss) Per Common Share(4)...  $   (.59)  $    .02   $   (.07)  $    .17    $    .27     $  0.08     $  0.12
                                              ========   ========   ========   ========    ========     =======     =======
Diluted Earnings (Loss) Per Common
  Share(4)..................................  $   (.59)  $    .02   $   (.07)  $    .17    $    .27     $  0.08     $  0.12
                                              ========   ========   ========   ========    ========     =======     =======
  Earnings (Loss) before Interest, Taxes,
    Depreciation and Amortization...........  $ (7,506)  $  9,153   $ 11,584   $ 16,922    $ 21,870     $ 5,814     $ 7,309
As a Percentage of Sales....................      (8.5%)      7.7%       8.0%      10.6%       11.7%       13.1%       13.4%

BALANCE SHEET DATA:
Working Capital.............................  $  6,954   $  8,723   $ 14,556   $ 13,502    $ 12,171     $12,339     $14,102
Total Assets................................    66,172     77,612     81,237     74,564      83,250      79,666      85,247
Long-Term Debt and Capital Lease
  Obligations...............................    15,135     30,479     38,000     26,500      23,725      27,100      21,511
Shareholders' Equity........................    31,577     29,613     26,326     29,906      36,368      31,561      42,320
Long-Term Debt and Lease Obligations as a
  Percentage of Shareholders' Equity........        48%       103%       144%        89%         65%       85.9%       50.8%

---------------
(1) Financial information for 1994 includes results of international operations for the 11 months ended November 30, 1994.

(2) Financial information for 1995 and subsequent years include results of international operations for the 12 months ended November 30. See Note 2 to consolidated financial statements in Parent's 1997 10-K.

(3) In 1995, the Company decided to dispose of its non-core business operations, resulting in a $2 million provision. See Note 14 to consolidated financial statements. In 1993, the Company recorded provisions for nonrecurring charges related to the disposition of the Canada business, termination of a proposed acquisition of a frame manufacturer, write off of capitalized costs for a point of sale system, and compensation expense associated with certain stock options granted to employees of the Company.

(4) In 1997, the Company adopted SFAS No. 128, "Earnings per Share". Basic earnings per common share were computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share were computed as basic earnings per common share, adjusted for outstanding stock options that are dilutive. Outstanding options with an exercise price below the average price of the Company's common stock have been included in the computation of diluted earnings per common share, using the treasury stock method, as of the date of the grant. Stock options have been excluded from the calculation of weighted average shares outstanding during 1993 and 1995, as the effect would be antidilutive. All earnings per share calculations for 1993 through 1996 have been restated to conform with SFAS No. 128.

(5) Effective January 1, 1995, the Company changed its year end to a 52/53 week retail calendar (see Note 2 to consolidated financial statements). Fiscal 1997 consisted of 53 weeks ended January 3, 1998. Sales for the 53rd week approximated $3.0 million in fiscal 1997.

     Available Information. Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with the Parent is required to be disclosed in proxy statements distributed to the Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the web site that the Commission maintains at http://www.sec.gov. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such information should also be available for inspection at the offices of The Nasdaq Stock Market, Reports Section at 1953 K Street, Washington, D.C. 20006.

10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and for the Purchaser and Parent to consummate the transactions contemplated by the Merger Agreement is estimated to be approximately $77 million. The Purchaser plans to obtain all such funds through a private placement by Parent of high-yield debt securities and a capital contribution and/or an intercompany loan by Parent to Purchaser.

     As a result of the Financing Condition in the Merger Agreement, the Purchaser's obligation to accept and pay for Shares tendered pursuant to the Offer is conditioned upon Parent's receipt of such funds. Parent has initiated a transaction for the private placement of its high yield debt securities in an amount that would provide sufficient funds to satisfy the Financing Condition and permit the Purchaser to accept and pay for Shares pursuant to the Offer. Parent has received a "highly confident" letter from an investment banking firm with respect to the probable consummation of such a private placement of debt securities (the "Note Offering"); however, there is no assurance that the financing can or will be consummated on terms that are satisfactory to Parent. The Purchaser expects that it will be necessary to extend the Offer beyond the August 17, 1998 date set as the initial Expiration Date in order to permit adequate time for Parent to obtain the financing required in order to provide funds for the Purchaser to consummate the Offer and the Merger.

     Under the terms of the Merger Agreement, if the Purchaser terminates (and does not consummate) the Offer in reliance upon the Financing Condition, then Parent must pay a termination fee to the Company equal to $2.5 million if such termination is on or prior to September 30, 1998, or $3.5 million if such termination occurs thereafter and on or prior to October 14, 1998, in either case plus Company Expenses. "Company Expenses" means all reasonable out-of-pocket expenses and fees, including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and their advisors and counsel, and all fees and expenses of counsel, accountants, experts and consultants to the Company incurred or required to be paid by the Company or any of its affiliates in connection with the transactions contemplated by the Merger Agreement, including any efforts to enforce any rights under the Merger Agreement or related agreements.

     Parent expects that it will repay any amounts raised in the Note Offering, if it is consummated, with cash flow from operations, or with the proceeds of subsequent debt or equity placements.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     Prior to March 1998, neither the Purchaser nor Parent or any officer or other affiliate of Parent had had any arrangement, relationship or contact with the Company, other than in the ordinary course of business as participants in the same industry.

     In March 1998, as part of its evolving strategy to pursue select acquisition prospects, Parent engaged in preliminary discussions with an investment banking firm about representing Parent in connection with its analyses of the feasibility and desirability of pursuing a possible acquisition of the Company.

     On March 8, 1998, James W. Krause, Chairman and Chief Executive Officer of Parent, Barry J. Feld, President and Chief Executive Officer of the Company and Fredric M. Roberts, President of F.M. Roberts & Company, Inc., a financial advisor to the Company, met and discussed the potential for a strategic transaction between the Company and Parent, including, among other things, common business strategies and possible synergies that might be realized from a merger of Parent and the Company. At the meeting, it was decided that the parties would pursue further discussions.

     On March 11, 1998, Parent and the Company entered into a Confidentiality Agreement pursuant to which Parent agreed to treat as confidential any discussions and negotiations and certain information that the Company provided to it.

     On March 18, 1998, investment advisors of Parent and the Company participated in a telephone conference in which they discussed a possible transaction between the Company and Parent. On March 31, 1998, Mr. Krause and Mr. Roberts had additional telephone discussions, and Mr. Krause arranged to visit certain Vista Optical stores owned by the Company in Montana.

     On April 1, 1998, Parent and the Company entered into a Confidentiality Agreement pursuant to which the Company agreed to treat as confidential any discussions and negotiations and certain information provided to it by Parent. As a result, Parent provided the Company with copies of publicly available information and certain other financial and corporate information concerning Parent.

     During April, Messrs. Feld, Krause and Roberts spoke by telephone on several occasions regarding a possible transaction and potential synergies between the two companies, However, on May 1, 1998, Mr. Krause telephoned Mr. Feld and informed him that Parent considered the acquisition price desired at the time by the Company to be too high.

     On May 6 and 7, 1998, in connection with a trip otherwise planned for California, Mr. Krause met with Mr. Roberts, Mr. Feld and Jed Sherwindt of Schroder & Co. Inc. ("Schroders") in San Francisco. At that meeting, a potential acquisition of the Company by Parent, and a possible range of acquisition prices, were again discussed. Parent reiterated its position that the earlier price desired by the Company was too high. The parties, nevertheless, agreed to continue discussions.

     On May 11, 1998, Parent's Board of Directors approved the retention of Schroders, subject to completion of a satisfactory engagement agreement, to serve as financial advisor to Parent in pursuing possible negotiations with the Company for its acquisition, in light of the above development on May 6. Parent executed an engagement agreement with Schroders on May 24, 1998.

     Mr. Feld and Mr. Krause began to tentatively discuss a price of $13 per Share in a telephone conference on June 15, 1998. On that date, Parent submitted a letter of intent to the Company, which outlined the proposed acquisition and included a proposed price of $13.00 per share. On June 18, 1998 the Company delivered a first draft of the Merger Agreement to Parent, and Parent submitted a due diligence request to the Company in order to receive detailed business information for analyses.

     On June 23 and 24, 1998, Parent's Chief Financial Officer and General Counsel and other representatives conducted a series of due diligence investigations at the Company's offices in Tempe, Arizona. During this visit, the representatives from Parent met with Messrs. Feld, Roberts, and Darius DiTallo, Vice President -- Finance and Administration and Chief Financial Officer of the Company.

     On June 30 and July 1, 1998, Mr. Krause visited Tempe, Arizona to review the Company's operations facilities and visit headquarters and retail locations.

     Between July 2 and 8, 1998, Parent and the Company, and their respective professional advisors, engaged in daily discussions and negotiations regarding the potential acquisition of the Company by Parent. On July 8,

1998, Parent's Board of Directors approved a proposal for the acquisition of Company for $13 per Share, which approval was communicated to the Company on that date.

     On July 9, 1998, Parent was informed that the Company's Board of Directors had approved exclusive negotiations with Parent and tentative acceptance of Parent's $13 per Share price, subject to further negotiation of other terms for the overall transaction and the completion of an analysis by its financial advisor of the fairness of such price to the stockholders of the Company.

     On July 13, 1998, after such further negotiations regarding the terms of the Merger Agreement and related documents, Parent's receipt of the "highly confident" letter from Schroders concerning financing, and the Company's receipt of a fairness opinion from its financial advisor, EVEREN Securities, Inc., the Company, Parent and the Purchaser entered into the Merger Agreement. In addition, the Committed Stockholders, Parent and the Purchaser entered into the Commitment Agreements. Prior to the opening of stock trading on July 14, 1998, Parent and the Company issued a joint release publicly announcing the transactions.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; AND THE COMMITMENT AGREEMENTS

     Purpose. The purpose of the Offer is to acquire control of the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. Accordingly, the Shares will cease to be publicly traded and will no longer be quoted on The Nasdaq Stock Market or the Pacific Stock Exchange.

     General Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will continue without substantial change. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, will take such further actions as it deems appropriate under the circumstances then existing. Such actions could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters.

     The Merger Agreement provides that, commencing upon the purchase of Shares pursuant to the Offer, and from time to time thereafter, Parent will be entitled to designate directors to serve on the Board of Directors of the Company as described below under "Merger Agreement -- The Company's Board of Directors". The Merger Agreement also provides that the directors of the Purchaser at the effective time of the Merger (the "Effective Time") will, from and after the Effective Time, be the initial directors of the Company after the Merger.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the Offer Conditions (which are set forth in Section 13), the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser may modify and extend the terms of the Offer as described in Section 1. Subject to the terms and conditions of the Offer, the Purchaser shall pay, as soon as reasonably practicable after it is permitted to do so under applicable law, for all Shares validly tendered and not withdrawn. See Section 1.

     The Merger. The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to Each Party's Obligation to Effect the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares held in the Company's treasury or by any subsidiary of the Company or owned by Parent, which Shares shall be canceled immediately prior to the Merger, or held by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration.

     The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. The Summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 9, "Available Information," of this Offer to Purchase.

          Vote Required to Approve Merger. The Delaware General Corporation Law ("DGCL") provides that the adoption of any plan of merger or consolidation by the Company requires the approval of the Board of Directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon (including the votes of any Shares owned by the Purchaser as a result of the Offer or otherwise). The Board of Directors of the Company has authorized and approved the Offer and the Merger. The Company's Restated Certificate of Incorporation (the "Company Certificate") does not contain additional voting requirements for the adoption of a plan of merger or consolidation.

          Conditions to Each Party's Obligation to Effect the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions: (a) if required by applicable law, the Merger Agreement shall have been approved and adopted by the affirmative vote of the Company's stockholders by the requisite percentage in accordance with applicable law and the Company Certificate, and the Certificate of Merger shall have been executed and delivered by the Surviving Corporation and filed in the Department of State of the State of Delaware, (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties has agreed to use its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered, (c) all regulatory approvals (in addition to any approval contemplated by the HSR Act) shall have been obtained on terms mutually satisfactory to Parent and the Company, except for any the failure of which to obtain would not have a material adverse effect on either Parent or the Surviving Corporation and (d) the Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or the Purchaser if, in breach of the Merger Agreement or the terms of the Offer, the Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

          Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, (a) by mutual written consent of the Company and Parent, except if Shares have been purchased pursuant to the Offer, (b) by any of the Company, Parent or the Purchaser if (i) upon a vote at a duly held stockholders meeting or any adjournment thereof, any required approval of the stockholders of the Company shall not have been obtained; (ii) (A) the Purchaser shall not have commenced the Offer within five business days after the date of the Merger Agreement, (B) as the result of the failure of any of the conditions described in Section 13 relating to the Purchaser's obligations to consummate the Offer, the Offer shall have been terminated by Parent or expired in accordance with its terms without the Purchaser having purchased Shares pursuant to the Offer or (C) the Purchaser shall not have purchased Shares pursuant to the Offer by October 15, 1998; provided, however, that the passage of the period referred to in clause (C) shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger; and provided, further, that the right to terminate the Merger Agreement pursuant to clause (b)(ii) of this paragraph shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition; (iii) the Merger shall not have been consummated on or before the date six months following the date of the Merger Agreement, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a stockholders meeting to consider and vote on the Merger;

     provided further, that no party shall be entitled to terminate the Merger Agreement pursuant to this clause (b)(iii) of this paragraph if Shares have been purchased pursuant to the Offer; or (iv) any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (c) by either Parent or the Company under the circumstances described below under "Acquisition Proposals".

          If the Merger Agreement is terminated by any of the Company, Parent or the Purchaser as described in the foregoing paragraph, the Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, the Purchaser or Parent, except with respect to certain specified provisions (including the provisions described below under "Fees and Expenses") and, in the case of Parent and the Purchaser, except to the extent that such termination results from the material breach by Parent or the Purchaser of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

          Acquisition Proposals. The Merger Agreement provides that the Company and its subsidiaries will not, and will cause their respective directors, officers, employees, or other agents not to, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined below), provided that no public announcement, or a press release substantially in the Form of Exhibit B to the Merger Agreement, made by the Company prior to the date of the Merger Agreement regarding the transactions contemplated thereby will be deemed a violation of this clause
     (a), or (b) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to their respective property, books or records to any person in connection with an Acquisition Proposal. Notwithstanding the foregoing, the Company and its Board of Directors (or any committee thereof) will not be prohibited from taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the Commission under the Exchange Act, or considering, negotiating, discussing, approving or recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited, initiated or encouraged in violation of the Merger Agreement, if and only to the extent that: (i) such Board of Directors determines in good faith, upon the advice of counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity. Parent or (provided the Company and its Board of Directors have complied with the requirements described in this paragraph) the Company may terminate the Merger Agreement if the Company or its Board of Directors approves or recommends to the Company's stockholders an Acquisition Proposal or the Board of Directors of the Company withdraws its recommendation that the stockholders accept and approve the transactions contemplated by the Merger Agreement; provided that the Company or its Board of Directors may take such actions only if the Company or its Board of Directors has received a written opinion from the Company's investment advisor that such advisor reasonably believes the party making the Acquisition Proposal has the financial ability to consummate such Acquisition Proposal on the proposed terms and that such Acquisition Proposal may reasonably be expected to provide a per share value greater than the Offer.

          The Merger Agreement defines "Acquisition Proposal" as any proposal or offer from any person (other than Parent or the Purchaser) relating to (a) any direct or indirect acquisition or purchase of any equity interest in, or a substantial amount of assets of, the Company or its subsidiaries, (b) any tender offer or exchange offer (including a self-tender offer) involving the equity securities of the Company, (c) any merger, consolidation, recapitalization, liquidation, business combination or similar transaction involving the Company other than the transactions contemplated by the Merger Agreement or (d) any other extraordinary transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by the Merger Agreement.

          Fees and Expenses. The Merger Agreement provides that, except as provided below, all costs and expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          Parent shall be entitled to receive from the Company a termination fee in the amount of $2,500,000 if the Merger Agreement is terminated or the Purchaser does not purchase Shares pursuant to the Offer because (a) the Company or its Board of Directors approves or recommends to the Company's stockholders an Acquisition Proposal or (b) in connection with an Acquisition Proposal, the Board of Directors of the Company withdraws its recommendation that the stockholders of the Company accept and approve the transactions contemplated by the Merger Agreement. The Company shall be entitled to receive a termination fee in the amounts and under the conditions described above in Section 10.

          Parent has also agreed that if it has received the full amount of any payment to it under the foregoing paragraph, neither Parent nor the Purchaser, nor any of their respective directors, officers, representatives, or agents shall assert or pursue, directly or indirectly, whether arising under tort, contract, or otherwise, any claim or cause of action against any of the Company or any person making an Acquisition Proposal or any of their respective directors, officers, representatives, or agents based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal, including the Company's exercise of its right of termination pursuant to the provisions of the Merger Agreement. If the Company has received the full amount of any payment to it under the foregoing paragraph, neither the Company nor any of its respective directors, officers, representatives, or agents shall assert or pursue, directly or indirectly, whether arising under tort, contract, or otherwise, any claim or cause of action against any of Parent or the Purchaser or any of their respective directors, officers, representatives or agents based in whole or in part upon the failure of Parent or the Purchaser to obtain financing pursuant to the Financing Condition and the termination of the Merger Agreement as a result of such failure.

          Conduct of Business by the Company. The Merger Agreement provides that, unless Parent shall otherwise agree in writing, or except as otherwise set forth in the Merger Agreement or described in a schedule to the Merger Agreement, the Company and each of its subsidiaries will conduct their business in the ordinary course and consistent with past practice and use their reasonable best efforts to preserve intact their respective business organizations and relationships and goodwill with third parties and to keep available the services of their present officers and key employees. The Merger Agreement further provides that, without limiting the generality of the foregoing, except as otherwise provided in the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time of the Merger, without the prior written consent of Parent, which consent shall not be unreasonably withheld: (a) the Company will not adopt or propose any change in the Company Certificate or By-Laws; (b) other than declaration and payment of regular quarterly dividends on the Convertible Preferred Stock, the Company will not, and will not permit any of its subsidiaries to, declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or contract for or effect any repurchase, redemption or other acquisition or investment by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries or declare or effect any stock split, reclassification or other change in capital structure; (c) the Company will not, and will not permit any of its subsidiaries to, enter into or consummate any joint venture, partnership, or similar arrangement or form any other new arrangement for the conduct of its business or acquire or enter into any agreement or letter of intent to merge or consolidate with any other person; (d) the Company will not and will not permit any of its subsidiaries to, purchase a material amount of assets or securities of any other person, except for asset purchases in the ordinary course of business consistent with past practice or as described in a disclosure letter provided by the Company to Parent; (e) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or property which are material to the Company and its subsidiaries, taken as a whole, except (i) pursuant to existing contracts or commitments (the terms of which have been disclosed to Parent prior to the date of the Merger Agreement), or (ii) in the ordinary course of business consistent with past practice; (f) the Company will not settle any material tax audit, make or change any material tax election or file amended tax returns; (g) the Company will not issue or grant any securities or option or warrant to acquire any securities (except pursuant to existing obligations), enter into any amendment of any material term of any outstanding security of the Company or of any of its subsidiaries, incur any indebtedness, including notes payable or capital lease obligations, guarantee obligations of others except pursuant to existing credit facilities or arrangements, fail to make any required contribution to any of the Company's employee benefit plans, increase compensation, bonus or other benefits payable to any employee or former employee, consultant or agent, adopt any other plan, program, arrangement or practice providing benefits for or compensation to or on behalf of its employees or former employees (except, as required by applicable law), or enter into any settlement or consent with respect to any pending litigation, except in the ordinary course of business consistent with past practice or as otherwise permitted by the Merger Agreement; (h) the Company will not change any method of accounting or accounting practice, or any practice relating to the maintenance of records, by the Company or any of its subsidiaries, except for any such required change in generally accepted accounting principles; and (i) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

          The Merger Agreement also provides that, except to the extent necessary to comply with the requirements of applicable laws and regulations, the Company will not, and will not permit any of its subsidiaries to, (a) take, or agree or commit to take, any action that would make any representation and warranty of the Company in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time or (b) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, provided, however that the Company shall be permitted to take or omit to take such action which can (without any uncertainty) be cured at or prior to the Effective Time.

          The Company's Board of Directors. The Merger Agreement provides that, subject to compliance with Section 14(f) of the Exchange Act, at the Effective Time of the Merger, certain persons who have been identified on a Schedule to the Merger Agreement shall become the directors and officers of the surviving corporation until their successors are duly elected and qualified. The Merger Agreement also provides that, promptly upon the acceptance for payment of and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the Board of Directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors which is the product of (a) the total number of directors on such Board of Directors who are elected by the holders of Shares pursuant to the Company Certificate (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that
     (i) such number of Shares so accepted for payment and paid for by the Purchaser, plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Parent, bears to (ii) the total number of Shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be appointed or elected; provided, however, that, in the event the Purchaser's designees are to be appointed or elected to the Company's Board of Directors, until the Effective Time of the Merger, the Board of Directors of the Company will have at least three directors who were directors of the Company on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies, who shall be deemed to be Independent Directors for purposes of the Merger Agreement, or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers, stockholders or affiliates of the Company, Parent or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such appointment or election, including mailing to its stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (the "Information Statement"). Parent has waived the requirement that the Company make such mailing with the mailing of the Schedule 14D-9, except Parent reserved the right to request the Company to make such mailing at a later date if Parent deems it necessary or appropriate to do so. In connection with the foregoing, the Merger Agreement provides that the Company will promptly, at the option of the Purchaser (which the Purchaser intends to exercise), either increase the size of the Company's Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Company's Board of Directors as provided above.

          Stock Plans. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering any Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding stock options to purchase Shares ("Stock Options") granted prior to the date of the Merger Agreement under any stock option program or arrangement of the Company (collectively, the "Stock Plans") to provide that each Stock Option outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer, whether or not vested, shall be canceled in exchange for a cash payment to the holder by the Purchaser, within five business days of the day Shares are purchased pursuant to the Offer, of an amount equal to (a) the excess, if any, of (i) the price per Share to be paid pursuant to the Offer over (ii) the exercise price per Share subject to such Stock Option, multiplied by (b) the number of Shares for which such Stock Option may then be exercised.

          All amounts payable pursuant to the terms described in the preceding paragraph shall be subject to any required withholding of taxes and shall be paid without interest. The Company agrees in the Merger Agreement to use its best efforts to obtain all consents of the holders of the Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in the Merger Agreement, payment shall, at Parent's request, be withheld in respect of any Stock Option with respect to any holder until all necessary consents with respect to such holder are obtained.

          The Merger Agreement provides further that all Stock Plans shall terminate as of the Effective Time of the Merger, and the provisions in any other benefit, stock or other plan providing for the issuance, transfer or grant of any capital stock of the Company, any interest in respect of any capital stock of the Company, or any amounts derived from the value of any capital stock of the Company shall be deleted at the time of the Merger, and the Company shall ensure that following the Merger no holder of a Stock Option or any participant in any Stock Plan will have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

          Indemnification, Exculpation and Insurance. The Merger Agreement provides that the certificate of incorporation of the Surviving Corporation shall contain provisions with respect to matters occurring prior to the Effective Time that are no less favorable with respect to indemnification than are set forth in Article VIII of the Company Certificate, which provisions shall not be amended, repealed or otherwise modified in any manner that would have an adverse effect on the rights thereunder of individuals who as of the date of the Merger Agreement or at the Effective Time are directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

          The Merger Agreement also provides that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each of its subsidiaries and each fiduciary and agent of each such director and officer (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts ("Losses") paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries, occurring before the Effective Time, until the expiration of the statute of limitations relating thereto (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under the DGCL). Parent has agreed to guarantee the obligations of the Surviving Corporation and, following consummation of the Offer, of the Company, as described in this paragraph.

          The Merger Agreement provides that Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this paragraph more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance. If, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 200% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of current annual premiums.

          If the Company or the Surviving Corporation or any of their respective successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the indemnification obligations described in this section.

          Best Efforts. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

          Representations and Warranties. The Merger Agreement contains customary representations and warranties, in light of the circumstances, from the Company, Parent and the Purchaser.

          Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that action by a majority of the members of the Board of Directors of the Company who were members thereof on the date of the Merger Agreement and remain as such thereafter (or the duly authorized designee of such members), and approval of such action by a majority of Independent Directors, is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement, or extend the time for performance of the Purchaser's and Parent's respective obligations under the Merger Agreement. In the case of Parent or the Purchaser, action by its respective Board of Directors is required to take the actions described in the previous sentence.

     Employment/Change of Ownership Agreements. Without limitation, Parent and the Purchaser agree to abide by all the terms of the employment agreements and change of ownership agreements entered into by the Company with certain of its employees.

     The Commitment Agreements. In connection with the execution of the Merger Agreement, Parent and the Committed Stockholders entered into the Tender Agreement, pursuant to which each Committed Stockholder has agreed to tender in the Offer, no later than 15 business days after commencement of the Offer, and not withdraw all Shares owned or controlled by such Committed Stockholder, subject to certain provisions of the Tender Agreement described below. As of July 13, 1998, the Committed Stockholders Outstanding Shares represented an aggregate of 1,675,410 Shares, or approximately 34% of the outstanding Shares. The Committed Stockholders are Mesirow Capital Partners II, Mesirow Capital Partners III,

Mesirow Capital Partners IV, Mesirow Capital Partners V, Mesirow Capital Partners VI, Ronald E. Weinberg and Barry J. Feld.

     Certain of the Committed Stockholders who also owned or controlled a portion of the shares of the Company's Convertible Preferred Stock that are convertible into Shares, or Company Warrants exercisable for the purchase of Shares, have also entered into letter agreements with Parent pursuant to which they have agreed to convert all of their shares of Convertible Preferred Stock into, and to exercise all of their Company Warrants for the purchase of, the underlying Shares, and to tender all of such Shares in the Offer. As of July 13, 1998, the committed number of Shares issuable upon such conversions and exercises represented, in the aggregate, 621,429 Shares, which together with the Committed Stockholders Outstanding Shares would equal approximately 40.3% of the then outstanding Shares, assuming the conversion of all the Convertible Preferred Stock and the exercise of all the Company Warrants.

     In addition, the Committed Stockholders have agreed in the Tender Agreement to vote (or execute a consent in respect of) all Shares owned or controlled by them (a) in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement, (b) against any action or agreement that would reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement and (c) against any action or agreement that would reasonably be expected to impede, interfere with, delay, or attempt to discourage the Offer or Merger.

     Each of the Committed Stockholders has agreed that, without the prior written consent of Parent, it will not (a) offer for sale, sell, transfer, assign, tender, pledge, encumber, assign or otherwise dispose of any or all of its Shares (other than 5,000 Shares which Mr. Weinberg may gift to charities);
(b) enter into any contract, option or understanding with respect to any transfer of any or all of the Shares or any interest therein; (c) except as otherwise provided in the Tender Agreement, grant any proxy, power-of-attorney or other authorization or consent with respect to the Shares; (d) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or (e) take any other action that would in any way restrict, limit or interfere with the performance of such Committed Stockholder's obligations under the Tender Agreement or the transactions contemplated thereby.

     Each Committed Stockholder has agreed that such Committed Stockholder will not, and will cause its officers, directors, partners, employees or other agents not to, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition Proposal, provided, however, that certain public announcements made pursuant to the Merger Agreement shall not be deemed a violation of this provision; or (b) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or its subsidiaries, or afford access to their respective properties, books or records to, any person in connection with an Acquisition Proposal. Each Committed Stockholder shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than each other, Parent, the Purchaser and the Company) conducted by such Committed Stockholder before the effective date of the Tender Agreement with respect to any of the foregoing transactions referenced in this paragraph. Without limiting the foregoing, nothing in the Tender Agreement shall prohibit, limit or affect any Committed Stockholder or any of its officers, directors, partners, employees, or agents, from taking any action as a director or officer, including, without limitation, any actions permitted or not prohibited by the Merger Agreement with respect to any Acquisition Proposal, and nothing in the Tender Agreement shall prohibit the Company from taking any action permitted under Section 6.10 of the Merger Agreement, relating to Acquisition Proposals.

     The Tender Agreement, and all rights and obligations of the parties thereunder, will terminate immediately upon the earlier of (a) the acquisition by Parent, through the Purchaser or otherwise, of all the Shares, (b) the termination of the Merger Agreement in accordance with its terms (c) the Effective Time, (d) by any Committed Stockholder, if Parent or the Purchaser breaches certain covenants relating to the Offer and the purchase of Shares, or
(e) by Parent if any Committed Stockholder breaches any representation or warranty in any material respect or any covenant, but only with respect to such breaching Committed Stockholder.

     Conversion of Convertible Preferred Stock and Exercise of the Company Warrants. Concurrently with the execution of the Merger Agreement with respect to the Committed Stockholders or as soon as practicable after such execution with respect to all other holders of Shares, the Company and the holders of the Convertible Preferred Stock will execute an agreement, and the Company and the holders of the Company Warrants will execute an agreement, to provide that the outstanding Company Warrants and Convertible Preferred Stock, as the case may be, shall be exercised or converted simultaneously with the closing of the Offer and the purchase of Shares in the Offer and the Shares issuable upon such exercise or conversion shall be tendered in the Offer. On the same day that Shares are purchased pursuant to the Offer, the Purchaser shall pay to the holders of the Convertible Preferred Stock or the Company Warrants, an amount equal to (a) in the case of the Convertible Preferred Stock only, the price per Share to be paid pursuant to the Offer multiplied by the number of Shares into which such Convertible Preferred Stock may then be converted, and (b) in the case of the Company Warrants only, (i) the excess, if any, of (x) the price per Share to be paid pursuant to the Offer over
(y) the exercise price per Share of the Company Warrants, multiplied by (ii) the number of Shares for which such Company Warrants may then be exercised. Notwithstanding anything to the contrary contained in the Merger Agreement, payment shall, at Parent's request, be withheld in respect of any Convertible Preferred Stock or Company Warrants with respect to any holder until all necessary consents with respect to such holder are obtained.

     Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. If the Merger is consummated, however, persons who hold Shares at that time would have the right to appraisal of their Shares in accordance with Section 262 of the DGCL (which is reproduced in full in Schedule II hereto). Such appraisal rights, if the statutory procedures are complied with, would result in a judicial determination of the "fair value" of the Shares owned by such holders. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares, including asset values, the investment value of the Shares and any other valuation considerations generally accepted in the investment community. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262 of the DGCL, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined for Shares could be the same as or more or less than the value of the consideration per Share to be paid pursuant to the Offer or the Merger, and payment of such consideration would take place subsequent to payment pursuant to the Offer.

     Several recent decisions by the Delaware courts have held that a substantial stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court indicated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that ordinarily the remedy available to stockholders in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

     No provision has been made by the Company, the Purchaser or Parent to allow access to the Company's files by unaffiliated stockholders or to obtain counsel or appraisal services at the expense of the Company, the Purchaser or Parent.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

13. CERTAIN CONDITIONS OF THE OFFER

     The Merger Agreement provides that the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (a) the Minimum Tender Condition shall have been satisfied, (b) the Financing Condition shall have been satisfied, and (c) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and/or Merger shall have expired or been terminated. The Merger Agreement also provides that the Purchaser shall not be required to continue the Offer or accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if, any of the following conditions exists:

          (1) there shall have been entered in any action or proceeding before any governmental entity of competent jurisdiction, an injunction or order,
     (a) prohibiting or limiting the acquisition by Parent or the Purchaser of any Shares, (b) restraining or prohibiting or otherwise rendering unenforceable the consummation of the Merger or any of the other transactions contemplated by or provisions of the Merger Agreement, (c) prohibiting or limiting the ownership or operation by the Company of any of its subsidiaries or of any material portion of the business or assets of the Company or any of its subsidiaries, or compelling the Company or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, (d) imposing limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, or (e) requiring the Company, Parent or the Purchaser to pay damages that reasonably can be foreseen, or are reasonably likely, to result in a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect");

          (2) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction that is or could reasonably be likely to result, directly or indirectly, in any of the consequences referred to in clauses (a) through (e) of paragraph (1) above;

          (3) there shall have occurred any material adverse change, or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a Company Material Adverse Effect;

          (4) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (b) any material adverse change in the financial markets, commodities markets or major stock exchange indices in the United States, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (d) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States;

          (5) (a) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal,
     (b) the Company shall have entered into any agreement (other than a confidentiality agreement or engagement letter with an investment bank) with respect to any Acquisition Proposal or (c) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (6) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time;

          (7) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (8) the Merger Agreement shall have been terminated in accordance with its terms; or

          (9) the Purchaser, Parent and the Company (with the approval of a majority of its Independent Directors) shall have mutually agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; which, in the sole judgment of the Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted or waived by them, in whole, or in part, at any time and from time to time, in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right.

14.   CERTAIN LEGAL MATTERS

     Except as described in this Section 14, based on a review of publicly available filings made by the Company with the Commission and other information made available to Parent and the Purchaser concerning the Company and the review of certain information furnished by the Company to the Parent, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental entity of competent jurisdiction that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 14, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions; that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business; or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken, or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 13 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directions has given its prior approval to either the business combination or the transaction that resulted in the stockholder becoming an "interested stockholder". The Company's Board of Directors has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and the Stockholders Agreement. Therefore, Section 203 of DGCL is inapplicable to the Merger.

     The Purchaser does not believe that any other state takeover statutes purport to apply to the Offer or the Merger, and neither the Purchaser nor Parent has made any filings or taken any other action with respect to any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or otherwise might be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent plans to make such a filing promptly. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 P.M., Eastern Time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger and if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     It is a condition to the obligation of the Purchaser to purchase Shares tendered in the Offer that any waiting period under the HSR Act shall have expired or been terminated. It is also a condition to the obligation of the Purchaser to purchase Shares tendered in the Offer that there not be entered in any action or proceeding before any governmental entity of competent jurisdiction any injunction or order having the effect described in paragraph
(1) of Section 13 hereof ("Certain Conditions of the Offer") and that there not be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction that has or could have the effect described in paragraph (2) of
Section 13 hereof ("Certain Conditions of the Offer").

15. FEES AND EXPENSES

     Schroders is acting as the Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with its effort to acquire the Company. In connection with the Offer, Parent has agreed to pay Schroders an amount equal to 1.5% of the first $50 million, plus 1.0% of the amount above $50 million, paid by the Purchaser and Parent, in the aggregate, as consideration to consummate the Offer and the Merger. Parent has also agreed to reimburse Schroders (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses incurred in connection with such engagement, and to indemnify Schroders and certain related persons against certain liabilities and expenses in connection with Schroders' engagement, including certain liabilities under the federal securities laws. Schroders is expected to render various other investment banking and financial advisory services to Parent or its affiliates, for which it will receive customary compensation from Parent and such affiliates.

     Georgeson & Company Inc. ("Georgeson") is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     The Purchaser has retained Wachovia Bank, N.A. ("Wachovia") to serve as the Depositary and Paying Agent in connection with the Offer. Wachovia will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that they will not be available at the regional offices of the Commission).

July 20, 1998                                               NW ACQUISITION CORP.

                                   SCHEDULE I

                    INFORMATION CONCERNING THE DIRECTORS AND
                 EXECUTIVE OFFICERS OF THE PURCHASER AND PARENT

     A. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, principal business address, present principal occupation or employment, five-year employment history and certain other information concerning the directors and executive officers of Parent. Unless otherwise indicated, the business address of each individual listed below is 296 Grayson Highway, Lawrenceville, GA 30045, and the position listed is with Parent. Each person listed is a citizen of the United States of America.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                 AND FIVE-YEAR EMPLOYMENT HISTORY
                ----                   ------------------------------------------------------------
James W. Krause......................  Age 53; President, Chief Executive Officer and Director of
                                       Parent since April 1994 and Chairman of the Board since June
                                       1995. President and General Manager of the automotive and
                                       international divisions of Sherwin-Williams Company, 1980
                                       through April 1994.
David I. Fuente......................  Age 52; Director of Parent since April 1992. Since 1987,
                                       Chairman and Chief Executive Officer of Office Depot, Inc.
Ronald J. Green......................  Age 50; Director of Parent since December 1990. Partner in the accounting firm of Stephen M. Berman & Associates,
                                       Atlanta, Georgia, since 1980.
Campbell B. Lanier, III..............  Age 47; Director of Parent since October 1990. Chairman of the Board and Chief Executive Officer of ITC Holding
                                       Company. Chairman, Chief Executive Officer and director of
                                       Intercel, Inc. Director of Mindspring Enterprises, Inc. and
                                       K&G Men's Center, Inc.
J. Smith Lanier, II..................  Age 70; Director of Parent since October 1990. Chairman and
                                       Chief Executive Officer of J. Smith Lanier & Co., an
                                       insurance sales company. Director of Interface, Inc. (Mr.
                                       Lanier is the uncle of Campbell B. Lanier, III, also a
                                       Director of Parent.)
Michael J. Boden.....................  Age 50; Senior Vice President, Retail Operations and
                                       Merchandising, of Parent, since February 1998; Vice
                                       President, Sales and Marketing of Parent, June 1995 through
                                       February 1998; Vice President, Store Operations, This End Up
                                       Furniture Company, 1992 through June 1995.
Eduardo Egusquiza....................  Age 45; Senior Vice President, Information Technology, of
                                       Parent, since March 1998; Vice President of Information
                                       Systems and Services, Musicland Store Corporation, Inc.,
                                       1982 through March 1998.
Mitchell Goodman.....................  Age 44; General Counsel and Secretary of Parent since
                                       September 1992 and Vice President since November 1993.
                                       Became Senior Vice President in 1998.
Charles M. Johnson...................  Age 48; Senior Vice President, Manufacturing and
                                       Distribution, of Parent since October 1997; Vice President and Director of Research and Development, Sherwin-Williams
                                       Company, 1988 through October 1997.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                 AND FIVE-YEAR EMPLOYMENT HISTORY
                ----                   ------------------------------------------------------------
Angus C. Morrison....................  Age 41; Vice President and Corporate Controller of Parent
                                       since February 1995, and Senior Vice President, Finance, and
                                       Treasurer of Parent since March 1998; Controller and Senior
                                       Financial Officer of the Soap Division of The Dial Corp.,
                                       1993 through February 1995, Controller and Senior Financial
                                       Officer of the Food Division of The Dial Corp., 1989 through
                                       1992.
Robert W. Stein......................  Age 42; Vice President, Human Resources, of Parent, since
                                       January 1993; Director of Human Resources of Parent, May
                                       1992 through January 1993.
Patric L. Welch......................  Age 47; Vice President, Professional Services, of Parent,
                                       since February 1997. Director, Eastern Region of Parent,
                                       November 1994 through February 1997. District Manager of
                                       D.O.C. Optics Corp., 1993 through November 1994. Regional
                                       Vice President of Nu Vision, Inc., 1986 through 1993.

     B. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name, principal business address, present principal occupation or employment, five-year employment history and certain other information concerning the directors and executive officers of the Purchaser. Unless otherwise indicated, the business address of each individual listed below is 296 Grayson Highway, Lawrenceville, GA 30045, and the position listed is with the Purchaser. Each person listed is a citizen of the United States of America.

James W. Krause......................  Age 53; Director (Chairman). President and Chief Executive
                                       Officer of the Purchaser. President, Chief Executive Officer
                                       and Director of Parent since April 1994 and Chairman of the
                                       Board since June 1995. President and General Manager of the automotive and international divisions of Sherwin-Williams
                                       Company, 1980 through April 1994.
Mitchell Goodman.....................  Age 44; Director, Senior Vice President and General Counsel.
                                       General Counsel and Secretary of Parent since September 1992 and Vice President since November 1993. Became Senior Vice
                                       President of Parent in 1998.
Angus C. Morrison....................  Age 41; Director, Senior Vice President, Finance and
                                       Treasurer. Vice President and Corporate Controller of Parent
                                       since February 1995, and Senior Vice President, Finance, and
                                       Treasurer of Parent since March 1998.

                                  SCHEDULE II

     The following is reproduced from Section 262 of the Delaware General Corporation Law:

     SECTION 262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation of any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in such a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have been become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrower money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceedings in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                              WACHOVIA BANK, N.A.

             By Hand:                            By Mail:                         New York Drop:
   Wachovia Bank -- Depositary         Wachovia Bank -- Depositary         Wachovia Bank -- Depositary
 Shareholder Services Department        Corporate Reorganizations           c/o Boston EquiServe L.P.
Wachovia East Building, 2nd Floor             P.O. Box 9061               Corporate Reorganizations, 3rd
     301 North Church Street                 Boston, MA 02205                         Floor
     Winston-Salem, NC 27101                                                       55 Broadway
                                                                                New York, NY 10006

              By Overnight Courier:                               Facsimile for Eligible
           Wachovia Bank -- Depositary                         Institutions: 1-781-794-6352
            Corporate Reorganizations
               70 Campanelli Drive                          To confirm fax only: 1-781-848-0505
               Braintree, MA 02184

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        (GEORGESON & COMPANY INC. LOGO)

                         Wall Street Plaza, 30th Floor
                                 88 Pine Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800

                   ALL OTHERS CALL TOLL FREE: 1-800-223-2064

                      The Dealer Manager for the Offer is:

                              SCHRODER & CO. INC.

                                Equitable Center
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 492-6000